EXHIBIT 99.1

CASMED Reports 2017 Fourth-Quarter and Full-Year Financial Results

U.S. FORE-SIGHT sales increased 18% in Q4 on record 80 placements

Conference Call Begins Today at 10:00 a.m. Eastern Time

BRANFORD, Conn., March 14, 2018 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in medical products for non-invasive patient monitoring of tissue oxygenation, today reported financial results for the three and 12 months ended December 31, 2017.

Net sales from continuing operations for the fourth quarter of 2017 were $5.1 million, up 11% from $4.6 million for the fourth quarter of 2016.  The Company incurred a net loss applicable to common stockholders of $1.9 million, or $0.07 per share, for both periods.

In July 2017, the Company sold its NIBP product line and has reclassified those results to discontinued operations for the three and 12 months ended December 31, 2017 and 2016.

Highlights for the fourth quarter of 2017 compared with the fourth quarter of 2016 include the following:

  Total FORE-SIGHT cerebral oximetry sales increased 12% to $5.0 million.
  U.S. FORE-SIGHT cerebral oximetry sales increased 18% to $4.3 million.
  Total FORE-SIGHT sensor sales increased 7%, and U.S. FORE-SIGHT sensor sales increased 8%.
  A net 110 FORE-SIGHT cerebral oximeters were shipped worldwide. A record net 80 monitors shipped in the U.S., bringing the installed base of U.S. monitors to 1,318, as of December 31, 2017, up 18% from the prior year.
  The Company’s year-end cash balance plus cash available under its line of credit was $7.5 million.

Management Commentary

“We finished 2017 with a strong quarter that featured an 18% increase in U.S. FORE-SIGHT sales and a record 80 domestic monitors shipped,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.  “Our domestic growth was driven by higher productivity from our upgraded sales organization, as our newer sales representatives gained tenure.  Additionally, the IDN and GPO initiatives we implemented are proving effective in both retaining customers and winning new accounts.  Importantly, we continue to benefit from the superiority of our FORE-SIGHT technology and its best-in-class cerebral oximetry measurements and gained a record 22 new accounts in the quarter, with most coming from competitive wins.  In fact, over the past 12 months, approximately two-thirds of our new accounts have followed competitive head-to-head clinical evaluations.

“I’m pleased to report that the momentum we experienced in late 2017 in our U.S. FORE-SIGHT business has continued into this year, giving us confidence in achieving the 2018 financial outlook we introduced in January,” he added.  “Our expectations continue to be for U.S. FORE-SIGHT sales for 2018 to increase in the low-teen percentages, driven by a mid-teens percentage growth in domestic sensor sales, with international sales expected to decline slightly, resulting in  2018 total FORE-SIGHT revenues increasing in the low double-digits over the prior year.”

Fourth-Quarter Financial Results

Net sales from continuing operations for the fourth quarter of 2017 increased 11% to $5.1 million from $4.6 million for the fourth quarter of 2016. Total FORE-SIGHT oximetry sales for the fourth quarter of 2017 increased 12% to $5.0 million from $4.5 million in the prior-year period, and total FORE-SIGHT disposable sensor sales for the fourth quarter of 2017 increased 7% to $4.3 million from $4.0 million.  U.S. FORE-SIGHT sales for the fourth quarter of 2017 increased 18% to $4.3 million from $3.7 million, and U.S. FORE-SIGHT disposable sensor sales for the fourth quarter increased 8% to $3.8 million from $3.5 million. International FORE-SIGHT sales for the fourth quarter of 2017 were $0.7 million versus $0.8 million for the fourth quarter of 2016.

The operating loss for the fourth quarter of 2017 was $1.2 million, an improvement of $0.3 million from an operating loss of $1.5 million for the fourth quarter of 2016.  Higher sales and lower operating expenses were responsible for the improvement. Operating expenses for the fourth quarter of 2017 decreased 6% to $4.0 million from $4.2 million in the prior-year period.  Gross profit margin for the fourth quarter of 2017 was 53.8%, compared with 60.0% for the prior-year period, largely due to the unfavorable product mix from increasing levels of monitor sales at lower profit margins consistent with the Company’s strategy to consign fewer monitors.

Full-Year Financial Results

Net sales from continuing operations of $18.8 million for 2017 finished slightly ahead of the  $18.7 million recorded for 2016.  Total FORE-SIGHT oximetry sales for 2017 increased less than 1% to $18.1 million from $18.0 million for 2016, and total FORE-SIGHT disposable sensor sales for 2017 were up 3% to $16.4 million from $15.9 million for the prior year.  U.S. FORE-SIGHT sales for 2017 increased 5% to $15.5 million from $14.7 million in 2016, and U.S. FORE-SIGHT disposable sensor sales for 2017 increased 3% to $14.3 million from $13.8 million. International FORE-SIGHT sales for 2017 were $2.6 million, compared with $3.3 million for 2016, generally reflecting lower sales of monitors to a large distributor in Asia.

The operating loss for 2017 was $6.4 million, compared with an operating loss of $6.3 million for 2016, with the slight increase due primarily to higher cost of sales, partially offset by a 1% reduction in operating expenses. Gross profit margin was 54.7% for 2017, compared with 56.2% for 2016, primarily due to lower monitor pricing.

Cash, cash equivalents, and available borrowings under the line-of-credit were $7.5 million as of December 31, 2017.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss these results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at http://corporate.casmed.com/.

A telephone replay will be available from 1:00 p.m. Eastern time on March 14, 2018, through 11:59 p.m. Eastern Time on March 28, 2018.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 4797418
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED’s vision is that “No patient is harmed from undetected tissue hypoxia.”  Our FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain.  Direct monitoring of tissue oxygenation can provide clinicians with a superior and powerful tool to alert them to otherwise unrecognized and dangerous hypoxia, or low levels of oxygen, in the brain and other tissue, thereby empowering them to improve patient care.  For further information regarding CASMED, visit the Company's website at www.FORE-SIGHT.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2016, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", “guidance”, "may", "objective", "plan", "possible", "potential", "project", "will”, and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA Investor Relations
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
jcain@lhai.com

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Net sales from continuing operations	$5,121,475	$4,596,813	$18,763,136	$18,674,146

Cost of sales	2,367,512	1,839,878	8,505,010	8,175,487
Gross profit	2,753,963	2,756,935	10,258,126	10,498,659

Operating expenses:
Research and development	785,362	722,987	3,234,101	3,272,718
Selling, general and administrative	3,207,718	3,517,890	13,418,332	13,569,939
Total operating expenses	3,993,080	4,240,877	16,652,433	16,842,657

Operating loss	(1,239,117)	(1,483,942)	(6,394,307)	(6,343,998)

Interest expense	277,470	262,763	1,076,913	1,048,207
Other income	(127)	(8,949)	(513)	(42,522)
Loss from continuing operations before income taxes	(1,516,460)	(1,737,756)	(7,470,707)	(7,349,683)
Income tax expense (benefit)	37,336	18,692	(1,745,441)	(1,424,067)
Loss from continuing operations	(1,553,796)	(1,756,448)	(5,725,266)	(5,925,616)
Discontinued operations:
Income from discontinued operations	40,000	206,310	745,396	1,277,415
(Loss) gain on sale of discontinued operations	-	(25,049)	4,388,254	2,911,016
Income tax (benefit) expense	(37,336)	(18,692)	1,745,441	1,424,067
Income from discontinued operations	77,336	199,953	3,388,209	2,764,364
Net loss	(1,476,460)	(1,556,495)	(2,337,057)	(3,161,252)
Preferred stock dividend accretion	407,681	380,350	1,589,134	1,482,595
Net loss applicable to common stockholders	$(1,884,141)	$(1,936,845)	$(3,926,191)	$(4,643,847)

Loss per common share from continuing
operations - basic and diluted	$(0.07)	$(0.08)	$(0.27)	$(0.28)

Income per common share from discontinued
operations - basic and diluted	$0.00	$0.01	$0.13	$0.11

Per share basic and diluted net loss applicable
to common stockholders:	$(0.07)	$(0.07)	$(0.14)	$(0.17)

Weighted-average number of common
shares outstanding:
Basic and diluted	27,351,338	26,849,344	27,260,688	26,826,792

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	December 31,	December 31,
	2017	2016

Cash and cash equivalents	$5,652,996	$5,488,706
Accounts receivable	2,918,950	2,958,551
Notes and other receivables	15,012	557,217
Inventories	1,076,261	1,373,864
Other current assets	338,067	322,148
Assets associated with discontinued operations	-	675,019
Total current assets	10,001,286	11,375,505

Property and equipment	8,251,236	8,743,011
Less accumulated depreciation	(6,080,350)	(6,182,586)
	2,170,886	2,560,425

Intangible and other assets, net	802,391	788,036
Total assets	$12,974,563	$14,723,966

Accounts payable	$691,596	$1,027,911
Accrued expenses	1,651,873	2,201,965
Notes payable	86,079	70,015
Current portion of long-term debt, less unamortized debt issuance costs	2,733,831	840,471
Liabilities associated with discontinued operations	35,000	177,990
Total current liabilities	5,198,379	4,318,352

Deferred gain on sale and leaseback of property	-	91,603
Long-term debt, less current portion, less unamortized debt issuance costs	4,943,195	6,580,851
Other long-term liabilities	320,000	320,000
Total liabilities	10,461,574	11,310,806

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	114,487	109,715
Additional paid-in capital	31,989,207	30,557,093
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(43,426,865)	(41,089,808)
Total stockholders' equity	2,512,989	3,413,160

Total liabilities & stockholders' equity	$12,974,563	$14,723,966